EXHIBIT 99.1

SGS REPORTS Q2 2009 REVENUE OF $80.3 MILLION, AND NET INCOME OF

$1.3 MILLION

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the second quarter of 2009 were $80.3 million, down 4.9%, or $4.2 million, from the $84.5 million reported in the second quarter of 2008.

The decrease in sales was due primarily to changes in foreign currency exchange rates. The strengthening of the US Dollar versus the British Pound and the Canadian Dollar reduced second quarter 2009 sales as compared to second quarter 2008 by $2.8 million and $2.1 million, respectively. Other currency changes further reduced sales in the second quarter of 2009 by $0.2 million. Acquisitions made during 2008 positively impacted second quarter revenue by $2.4 million in 2009 versus the second quarter of 2008. Excluding currency fluctuations and acquisitions, sales for the second quarter of 2009 decreased by $1.5 million, or 1.8%, compared to the second quarter of 2008. This decrease was due to a $1.6M decrease in revenue from North American tobacco customers due to ongoing consolidation of brands, and hesitation in that industry to make packaging changes ahead of the pending release of new FDA requirements. Gross margin percentage (exclusive of depreciation) in the second quarter of 2009 was 36.2% compared to 33.9% for the second quarter of 2008.

Sales for the first six months of 2009 were $161.0 million, down 4.0%, or $6.7 million from the $167.7 million reported for the first six months of 2008. The decrease in six-month sales was also primarily due to currency rate changes. The strengthening of the US Dollar versus the British Pound and the Canadian Dollar reduced year-to-date 2009 sales versus the same period in 2008 by $6.0 million and $5.1 million, respectively. Other currency changes further reduced sales during the first half of 2009 by $0.4 million. Acquisitions made during 2008 positively impacted revenue in the first half of 2009 by $4.8 million versus the same period in 2008. Excluding currency changes and acquisitions, sales for the first half of 2009 were equal to the first half of 2008. North American tobacco customer revenues during the first six months of 2009 were down by $3.5 million due to the same factors discussed for first quarter sales. Without the tobacco impact, revenues excluding currency changes and acquisitions would have increased by $3.5 million or 2.1% during the first six months of 2009 versus the same six months in 2008. Gross margin percentage (exclusive of depreciation) in the first half of the year was 36.3% compared to 34.3% for the first half of 2008.

Net income for the second quarter of the year increased by $1.0 million; from $0.3M in 2008 to $1.3M in 2009. The increase was primarily due to cost control and reduced interest expense due to lower debt levels and lower interest rates.

Net income for the first six months of 2009 was up from $0.3 million in 2008 to $9.7 million in 2009. The increase was primarily due to a $10.5 million pre-tax gain recorded on the extinguishment of some outstanding debt instruments, and the same cost control and interest expense impacts previously discussed for the first quarter of 2009.

EBITDA (a non-GAAP measure) increased by $0.1 million in the second quarter of 2009 from $16.4 million in 2008 to $16.5 million in the current year. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $1.2 million in 2009, and $1.5 million in 2008. EBITDA for the first half of 2009 was $33.1 million, up $0.4 million from the same period in 2008. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $2.5 million in 2009 and $3.1 million in 2008.The reconciliation of this non-GAAP measure to the GAAP measure of Net income is as follows:

	Quarter End 06/30/09 (in millions)	Quarter End 06/30/08 (in millions)	Six Month End 06/30/09 (in millions)	Six Month End 06/30/08 (in millions)
Net income	1.3	0.3	9.7	0.3

Subtract:
Gain on Debt Extinguishment			10.5	--

Add:
Depreciation and amortization	5.9	7.2	11.6	13.7
Other expense/(Income)	1.0	(0.7)	0.4	(0.4)
Interest expense	7.4	9.2	15.5	18.7
Income tax provision	0.9	0.4	6.4	0.4

EBITDA	$ 16.5	$ 16.4	$ 33.1	$ 32.7

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and future prospects. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "In an economic environment that continues to be very difficult, Southern Graphic Systems delivered right on Plan in the first half of 2009, increased EBITDA versus one year ago, and delivered record net income and cash flow. We also reduced our net debt by $14.4M versus our 2008 year-end position, and made deferred payments related to acquisitions of $5.6 million. During the remainder of 2009, we will continue to concentrate on exceeding our customers' expectations. We will also continue to pursue organic growth, consolidate operations, and pay down outstanding debt."

SGS International, Inc. is the parent company of Southern Graphic Systems, Inc., a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EDT on Tuesday, August 11, 2009. Please dial (1-800-374-0624) in the USA or (1-706-634-7233) internationally to access the call. The conference ID number is 22674720

Please contact Jim Dahmus, CFO of SGS, at 1-502-634-5295 if you have any questions about this release.